Exhibit 99.1

NEWS
For immediate release

Contact: Rick Poulton, AAR CORP. (630) 227-2075 | rick.poulton@aarcorp.com

AAR Updates Pending Telair/Nordisk Acquisition

WOOD DALE, ILLINOIS (November 04, 2011) — AAR CORP. (NYSE: AIR) announced today that it expects to close on the acquisition of Telair International GmbH (Telair) and Nordisk Aviation Products, AS (Nordisk) during the first week of December.

The Company expects to recognize approximately $1.5 — $2.0 million ($0.02 - $0.03 per diluted share) in acquisition related expenses during the Company’s fiscal second quarter ending November 30th, 2011.  Additionally, the Company plans to update its outlook for fiscal 2012 to reflect the expected impact of the acquisition during its second quarter earnings call on December 16th, 2011.

AAR is a leading provider of products and value-added services to the worldwide aerospace and government and defense industries.  With facilities and sales locations around the world, AAR uses its close-to-the-customer business model to serve customers through four operating segments: Aviation Supply Chain; Government and Defense Services; Maintenance, Repair and Overhaul; and Structures and Systems.  More information can be found at www.aarcorp.com.

Named One of the Most Trustworthy Companies by Forbes.

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This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s May 31, 2011 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.